                                                             Exhibit 99.7 (viii)


                         AUTOMATIC REINSURANCE AGREEMENT

                                     between

           THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA
       (a corporation organized under the laws of the state of Delaware, having its principal place of business in Boston, Massachusetts;
                 hereinafter referred to as the CEDING COMPANY)



                                       and

                AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY
        (a corporation organized under the laws of the state of Delaware, having its principal place of business in New York, New York;
                    hereinafter referred to as the REINSURER)



                 EFFECTIVE DATE OF THIS AGREEMENT: JULY 1, 2001
                 (hereinafter referred to as the EFFECTIVE DATE)



                              AGREEMENT NO. 2001-47

                                TABLE OF CONTENTS

PREAMBLE          ............................................................................................... 1
Article I.        Scope of Agreement............................................................................. 1
Article II.       Commencement and Termination of Liability...................................................... 2
Article III.      Oversights and Clerical Errors................................................................. 3
Article IV.       Net Amount at Risk............................................................................. 4
Article V.        Reinsurance Premiums........................................................................... 6
Article VI.       Reinsurance Administration..................................................................... 8
Article VII.      Settlement of Claims.......................................................................... 10
Article VIII.     Treaty Reserve................................................................................ 12
Article IX.       Recapture Privileges.......................................................................... 13
Article X.        Inspection of Records......................................................................... 14
Article XI.       Insolvency.................................................................................... 15
Article XII.      Negotiation................................................................................... 16
Article XIII.     Arbitration................................................................................... 17
Article XIV.      Right to Offset Balances Due.................................................................. 19
Article XV.       Contract and Program Changes.................................................................. 20
Article XVI.      Confidentiality............................................................................... 22
Article XVII.     Other Provisions.............................................................................. 23
                      A.   Notifications........................................................................ 23
                      B.   Assignment........................................................................... 23
                      C.   Severability......................................................................... 23
                      D.   Currency............................................................................. 23
Article XVIII.    Entire Agreement.............................................................................. 24
Article XIX.      DAC Tax....................................................................................... 25
Article XX.       Duration of Agreement......................................................................... 26
Article XXI.      Execution of Agreement........................................................................ 27


                             SCHEDULES AND EXHIBITS

      Schedule A           Plans of Reinsurance
      Schedule B           Investment Funds

      Schedule C           Required Data and Suggested Data Layout
      Exhibit I            1994 Variable Annuity MGDB Mortality Table
      Exhibit II           Reinsurance Premiums
      Exhibit III          Benefit Limitation Rule
      Exhibit IV           Confidentiality and Non-Disclosure Agreement
      Exhibit V            Wiring Instructions

                                    PREAMBLE

This Agreement is an indemnity reinsurance agreement solely between the CEDING COMPANY and the REINSURER. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the REINSURER and the annuitant, owner, beneficiary or any other party under any contracts of the CEDING COMPANY which may be reinsured hereunder. The CEDING COMPANY shall be and remain solely liable to such parties under such contracts reinsured hereunder.

All provisions of this Agreement are subject to the laws of the State of Delaware.

                                   ARTICLE I.

                               SCOPE OF AGREEMENT

A. On and after the EFFECTIVE DATE of this Agreement, the CEDING COMPANY shall automatically reinsure with the REINSURER and the REINSURER shall automatically accept, its share of the MNAR (defined in Article IV), generated prior to termination of the REINSURER's liability (defined in Article II), by the Guaranteed Minimum Death Benefit (GMDB) provisions and the Earnings Enhancement Benefit (EEB) provisions within the variable annuity contracts issued by the CEDING COMPANY and reinsured hereunder (defined in Schedule A).

B. The REINSURER's maximum aggregate VNAR (defined in Article IV) liability incurred in any one calendar year shall not exceed two hundred (200) basis points of the REINSURER's Quota Share Percentage (defined in Schedule A) of the average aggregate account value over each respective calendar year of coverage. This average shall be calculated by way of a trapezoidal rule as shown in Exhibit III.

C.   The REINSURER's annual aggregate FSCNAR, VSCNAR and EEMNAR (all defined in
     Article IV) liability has no independently calculated annual aggregate liability limit.

D. For contracts where cumulative deposits are less than four million dollars ($4,000,000) the REINSURER's maximum MNAR liability on any individual life reinsured hereunder shall be limited to one million dollars ($1,000,000) multiplied by the REINSURER's Quota Share Percentage. For contracts where cumulative deposits are greater than or equal to four million dollars ($4,000,000) the REINSURER's maximum MNAR liability on any individual life reinsured hereunder shall be limited to three million dollars ($3,000,000) multiplied by the REINSURER's Quota Share Percentage.

E. This Agreement covers only the CEDING COMPANY's contractual liability for claims paid under variable annuity contract forms specified in Schedule A and supported by investment funds specified in Schedule B and its Amendments, that were submitted to the REINSURER in accordance with the terms of this Agreement set forth in Article XV, Contract and Program Changes.

                                  ARTICLE II.

                    COMMENCEMENT AND TERMINATION OF LIABILITY

A. On reinsurance ceded under the terms of this Agreement, the liability of the REINSURER shall commence simultaneously with that of the CEDING COMPANY.

B. The liability of the REINSURER for all reinsured contracts under this Agreement may terminate in accordance with

     1.   the Duration of Agreement provisions of this Agreement set forth in
          Article XX, or

     2. the termination provisions set forth within Article VI, Administration, or

     3.   the Recapture Privileges set forth in Article IX.

C. For an individual contract, the liability of the REINSURER under this Agreement will terminate either in accordance with Paragraph B, above, or upon the earliest of the following occurrences defined in the contract(s) reinsured hereunder:

     1.   the date the owner elects to annuitize;

     2.   surrender or termination of the contract

     3. full withdrawal, including 1035 exchanges and qualified transfers when the CEDING COMPANY terminates the contract and releases the proceeds to the contract owner, beneficiary, annuitant or new carrier;

     4. the death of the owner or annuitant where such death triggers the payment of a contractual death benefit, except when spousal continuance has been elected during the new business term of this Agreement as defined in Article XX, Paragraph A. On spousal continuance election the REINSURER's liability will be terminated upon death of the spouse;

     5. attainment of the maximum annuitization age or attained age 95, if earlier;

     6. the first day of the month following a withdrawal that causes the Account Value of the contract to fall below one thousand five hundred dollars ($1,500). Once reinsurance coverage ends for a specific contract, it cannot be reinstated under this Agreement. This Paragraph
          C.6. applies only to contracts for which the GMDB is reduced dollar-for-dollar for withdrawals.

D.   The REINSURER shall be liable to reimburse claims in accordance with
     Article VII, only on those deaths where the actual date of death is on or after the EFFECTIVE DATE.

                                  ARTICLE III.

                         OVERSIGHTS AND CLERICAL ERRORS

A. Should either the CEDING COMPANY or the REINSURER fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the CEDING COMPANY or the REINSURER, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had no such oversight, misunderstanding or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

B. If the CEDING COMPANY or the REINSURER discovers that the CEDING COMPANY did not cede reinsurance on a contract it should have reinsured under this Agreement, the CEDING COMPANY will take prompt, reasonable and necessary steps to ensure that similar oversights do not recur. Then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had the CEDING COMPANY ceded such reinsurance at the original date. If the REINSURER receives no evidence that the CEDING COMPANY has taken action to remedy such a situation, the REINSURER reserves the right to limit its liability to reported contracts only.

C. Any negligent or deliberate acts or omissions by the CEDING COMPANY regarding the insurance or reinsurance provided are the responsibility of the CEDING COMPANY and its liability insurer, if any, but not that of the REINSURER. The previous sentence does not negate the REINSURER's liability under Article VII, Settlement of Claims, of this Agreement.

                                  ARTICLE IV.

                               NET AMOUNT AT RISK

A. The MNAR (Mortality Net Amount at Risk) for each variable annuity contract reinsured hereunder shall be equal to the following:

     MNAR  =  (VNAR + VSCNAR + FSCNAR + EEMNAR)

     where:

     - VNAR (Variable Net Amount at Risk) = Maximum (a, b) * REINSURER's Quota Share Percentage where:

               a = (GMDB Contractual Death Benefit - Account Value)

               b = 0

     -    VSCNAR (Variable Account Surrender Charge Net Amount at Risk) =

               - One-half (1/2) * (Surrender Charges allocated to Variable Account) * REINSURER's Quota Share Percentage for issue ages 0-79

               -    0 for issue ages 80-85

     -    FSCNAR (Fixed Account Surrender Charge Net Amount at Risk) =

               - One-half (1/2) * (Surrender Charges allocated to Fixed Account) * REINSURER's Quota Share Percentage for issue ages 0-79

               -    0 for issue ages 80-85

         The surrender charge will be allocated to the Variable Account and the Fixed Account in proportion to the Variable Account value and the Fixed Account value at the end of the month.

     - EEMNAR (Earnings Enhancement Mortality Net Amount at Risk) = X% * Max (a, b) * REINSURER's Quota Share Percentage where:

               X % varies by issue age as described under the EEB Contractual Death Benefit Reinsured section of Schedule A

                    a  =   (Account Value - Total Purchase Payments Not
                           Withdrawn), but no greater than total purchase payments not withdrawn

                    b  =   0

B.   Spousal Continuances (as described in Schedule A)

     The REINSURER will reimburse the CEDING COMPANY for its quota share of the FSCNAR + VSCNAR realized upon death consistent with the manner in which the CEDING COMPANY waives the surrender charges when death benefit is paid out.

                         ARTICLE IV, NET AMOUNT AT RISK

                                   (Continued)

     Also covered under this Agreement are surrender charges arising from additional premium deposits contributed by the spouse to the contract on or after the spousal continuance date.

     In no event will the REINSURER reimburse surrender charges arising from the same premium deposits more than once.

C. The death benefit and the surrender charges will be as described in the variable annuity contract forms specified in Schedule A.

                                   ARTICLE V.

                              REINSURANCE PREMIUMS

A. The total Reinsurance Premium due in any reporting period is the sum of the GMDB reinsurance premium and the EEB reinsurance premium as defined separately below. The reporting period is monthly.

B. The total Reinsurance Premium due and payable in the first month shall at least equal three thousand dollars ($3,000) for this Agreement, the complementary GMIB Agreement No. 2001-48, Agreement No. 2000-14, Agreement No. 2001-41 and Agreement No. 2001-41NY, combined. Thereafter, the minimum reinsurance premium that is due and payable shall increase by nine hundred dollars ($900) for each month after the first month until it reaches seven thousand five hundred dollars ($7,500), for the combined agreements, six months after the EFFECTIVE DATE. The total reinsurance premium that is due and payable for the combined agreements in any month thereafter shall at least equal seven thousand five hundred dollars ($7,500).

C. The reinsurance rates and the premium structure described herein are subject to change based on the criteria described in Article XV, Contract and Program Changes.

     GMDB Reinsurance Premium

D. The total GMDB premium is equal to the sum of the fixed account reinsurance premium and the variable account reinsurance premium calculated as described hereunder.

E. The fixed account reinsurance premium is a monthly YRT rate which is applied to the average FSCNAR over the reporting period on a life-by-life attained age basis, and is equal to one-twelfth (1/12th) of one hundred percent (100%) of the 1994 Variable Annuity MGDB Mortality Table (Exhibit
     I) which is the 1994 GAM Basic Table increased by ten percent (10%) for margins and contingencies, without projection.

F. The variable account reinsurance premium is a monthly YRT rate which is applied to the average VNAR plus VSCNAR over the reporting period on a life-by-life attained age basis, and is equal to one-twelfth (1/12th) of one hundred percent (100%) of the 1994 Variable Annuity MGDB Mortality Table (Exhibit I) which is the 1994 GAM Basic Table increased by ten percent (10%) for margins and contingencies, without projection, subject to minimum and maximum asset-based reinsurance premium rate limits that vary by a defined premium class based on variable annuity product, underlying GMDB design, issue age and cumulative deposits.

G. The minimum and maximum reinsurance premium rates, expressed in terms of basis points, are set forth in Exhibit II, and are calculated on an aggregate basis by premium class, as described in the following paragraphs.

     With respect to the minimum asset-based premium rates, the CEDING COMPANY shall calculate, for each premium class, the REINSURER's Quota Share Percentage of the greater of the average aggregate GMDB value minus the average aggregate fixed account value, and the average aggregate variable account value for the reporting month. This value shall be applied to the annualized minimum reinsurance premium rates per premium class on a 1/12th basis.

                         ARTICLE V, REINSURANCE PREMIUMS

                                   (Continued)

     With respect to the maximum asset-based premium rates, the CEDING COMPANY shall calculate, for each premium class, the REINSURER's Quota Share Percentage of the greater of the average aggregate GMDB value and the average aggregate total account value for the reporting month. This value shall be applied to the annualized maximum reinsurance premium rates per premium class on a 1/12th basis.

     The variable account GMDB reinsurance premium due to the REINSURER for the month, for each premium class, shall be the greater of the YRT rate, as described in Paragraph F., above, and the minimum asset-based premium, but no greater than the maximum asset-based premium calculated as described above. The total variable account GMDB reinsurance premium due for the month is the sum of the premiums calculated for each premium class.

H. Once cumulative deposits reach four million dollars ($4,000,000) on a contract, that contract enters the larger size reinsurance premium structure, as set forth in Exhibit II and remains there for the duration of coverage defined in Article II.

I. When the MNAR (excluding EEMNAR) for an individual life exceeds the applicable individual life liability limit described in Article I, all YRT premiums, as described in Paragraph E and Paragraph F of this Article, shall be reduced by the ratio of the applicable individual life liability limit to the total MNAR (excluding EEMNAR) for that life.

J. The YRT rate and the minimum and maximum premium rates shall be based on the oldest person of a multiple life status.

     EEB Reinsurance Premium

K. The EEB reinsurance premium is an asset-based reinsurance premium that varies by a defined premium class based on variable annuity product, underlying GMDB design and issue age. The premium rates, expressed in terms of basis points, are set forth in Exhibit II, and are calculated on an aggregate basis by premium class, as described in the following paragraphs.

L. The CEDING COMPANY shall calculate, for each premium class, the REINSURER's Quota Share Percentage of the average aggregate total account value for the reporting month. This value shall be applied to the annualized reinsurance premium rates per premium class on a 1/12th basis. The total EEB premium due for the month is the sum of the premiums calculated for each premium class.

M. The asset-based premium rates shall be based on the oldest person of a multiple life status.

     Spousal Continuances

N. For Spousal Continuances, the new reinsurance premium rate applied shall be based off the attained age of the surviving spouse at the time of election of spousal continuance.

                                  ARTICLE VI.

                           REINSURANCE ADMINISTRATION

A. The CEDING COMPANY acknowledges the importance of supplying timely and accurate data, as defined herein, to enable the REINSURER to manage effectively the risk associated with the products reinsured hereunder. Therefore, within thirty (30) days of the end of each calendar month, the CEDING COMPANY will take all necessary steps to furnish the REINSURER with a seriatim electronic report as detailed in Schedule C, for each contract specified in Schedule A, valued as of the last day of that month.

B. Additionally, within thirty (30) days of the end of each calendar month, the CEDING COMPANY will furnish the REINSURER with a separate Summary Statement containing the following:

     1. reinsurance premiums due to the REINSURER summarized separately for each premium class as shown in Exhibit II;

     2. benefit claim reimbursements due to the CEDING COMPANY in total and, if applicable, broken down by VNAR, VSCNAR, FSCNAR and EEMNAR;

     3.   month end date for the period covered by the Summary Statement.

C. Payments between the CEDING COMPANY and the REINSURER shall be paid net of any amount due and unpaid under this Agreement. If the net balance is due to the REINSURER, the amount due shall be remitted with the Summary Statement, but no later than thirty (30) days from the month end date for the period covered by the Summary Statement. If the net balance is due to the CEDING COMPANY, the REINSURER shall remit the amount to the CEDING COMPANY within ten (10) days of receipt of the Summary Statement. Wiring instructions are attached in Exhibit V.

D. Furthermore, the REINSURER will use the summary data in Schedule C to calculate and monitor its maximum annual aggregate VNAR liability throughout the calendar year. Upon the receipt of the final report for the calendar year, the REINSURER will "true-up" benefit claim reimbursements, if necessary, for that calendar year.

E. The payment of reinsurance premiums is a condition precedent to the liability of the REINSURER under this Agreement. In the event the CEDING COMPANY does not pay reinsurance premiums in a timely manner as defined below, the REINSURER may exercise the following rights:

     1. The REINSURER reserves the right to charge interest if premiums are not paid within sixty (60) days of the due date, as defined in Paragraph C of this Article. The interest rate charged shall be based on the ninety-(90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the due date of the reinsurance premiums plus fifty (50) basis points. The method of calculation shall be simple interest (360-day year). Interest will accrue from sixty (60) days following the due date shown on the Summary Statement.

     2. The REINSURER will have the right to terminate this Agreement when premium payments are more than ninety (90) days past due the due date described in Paragraph C of this Article, by giving ninety (90) days written notice of termination to the CEDING COMPANY. As of the close of the last day of this ninety-(90) day notice period, the REINSURER's liability for all risks reinsured associated with the

                     ARTICLE VI, REINSURANCE ADMINISTRATION

                                   (Continued)

          defaulted premiums under this Agreement will terminate. If all premiums in default are received within the ninety-(90) day time period, the Agreement will remain in effect.

F. If claims are not paid within sixty (60) days of the REINSURER's receipt of satisfactory proof of claim liability, the CEDING COMPANY reserves the right to charge interest, based on the ninety (90) day Federal Government Treasury bill as first published by the Wall Street Journal in the month following the due date shown on the Summary Statement plus fifty (50) basis points. The method of calculation shall be simple interest (360-day year). Interest will accrue from sixty (60) days following the due date shown on the Summary Statement.

                                  ARTICLE VII.

                              SETTLEMENT OF CLAIMS

A. The claims that are eligible for reimbursement are only those that the CEDING COMPANY is contractually required to pay on deaths that occur on or after the EFFECTIVE DATE, subject to the liability limitations described in
     Article I.

B. In the event the CEDING COMPANY provides satisfactory proof of claim liability to the REINSURER, claim settlements made by the CEDING COMPANY shall be unconditionally binding on the REINSURER. In every case of claim, copies of the proofs obtained by the CEDING COMPANY will be taken by the REINSURER as sufficient.

C. Within thirty (30) days of the end of each calendar month, the CEDING COMPANY shall notify the REINSURER of the reinsured contractual death benefits paid in that month, based on the net amount at risk definition set forth in Article IV, and the REINSURER shall reimburse the CEDING COMPANY, as provided in Article VI, for the reinsured benefits.

D. Settlements by the REINSURER shall be in a lump sum regardless of the mode of payment made by the CEDING COMPANY.

E. With respect to Extra-Contractual Damages, in no event will the REINSURER participate in punitive or compensatory damages or statutory penalties which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement.

     The parties recognize that circumstances may arise in which equity would require the REINSURER, to the extent permitted by law, to share proportionately in certain assessed situations in which the REINSURER was an active party and directed, consented to, or ratified the act, omission or course of conduct of the CEDING COMPANY which ultimately resulted in the assessment of the extra-contractual damages. In such situations, the REINSURER and the CEDING COMPANY shall share such damages so assessed in equitable proportions.

     For the purposes of this provision, the following definitions will apply:

          "Punitive Damages" are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute

          "Statutory Penalties" are those amounts awarded as a penalty, but fixed in amount by statute

          "Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained and are not awarded as a penalty, nor fixed in amount by statute

     If the REINSURER declines to be party to the contest, compromise or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise or litigation. In addition, the REINSURER will pay its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY that it declines to be a party to the contest, compromise or litigation of a claim.

                        ARTICLE VII, SETTLEMENT OF CLAIMS

                                   (Continued)

F. In no event will the REINSURER be liable for expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits, provided the REINSURER makes payment of the amount of reinsurance to the CEDING COMPANY, as described in the above paragraph.

                                 ARTICLE VIII.

                                 TREATY RESERVE

A. The reserves held by the REINSURER in its statutory financial statement will be greater than or equal to those required by the state where the statement is filed.

B. It is the intention of both the REINSURER and the CEDING COMPANY that the CEDING COMPANY qualify for reinsurance credit in all States for reinsurance ceded hereunder. The REINSURER, at its sole cost and expense, shall do all that is necessary to comply with the insurance laws and regulations of all States in order to enable the CEDING COMPANY to take credit for the reinsurance ceded hereunder, including delivery of any reports required thereunder.

                                  ARTICLE IX.

                              RECAPTURE PRIVILEGES

A. The CEDING COMPANY may recapture existing reinsurance in force in accordance with the following rules:

B. The CEDING COMPANY will notify the REINSURER of its intent to recapture at least ninety (90) days prior to any recaptures.

C.   No recapture will be made unless reinsurance has been in force for fifteen
     (15) years, as measured from the EFFECTIVE DATE, or on some other date if mutually agreed to by both parties.

D. The recapture shall apply to all the reinsurance in force under the Agreement.

E. Recapture will only be available provided the total carryforward, upon release of treaty reserves, is in a positive position. The total carryforward is defined as the sum of the carryforwards of this Agreement and the complementary living benefits agreement, No. 2001-48, that reinsures the same variable annuity contracts specified in Schedule A.

F. The carryforward for each Agreement is defined as the current period's reinsurance premium, minus all reinsurance claims paid under this Agreement for the current period, minus a two-and-one-half (2.5) basis point annual expense allowance applied against the average aggregate Account Value for the current period, minus the change in treaty reserves from the prior period to the current period, plus the prior period's carryforward. The monthly carryforward amount is accumulated at the ninety-(90) day Federal Government Treasury Bill rate as published in the Wall Street Journal on the first business day of the current period plus two percent (2%).

     Note: For purposes of calculating the carryforward, treaty reserves are defined as the minimum statutory reserves required of the REINSURER in the CEDING COMPANY's state of domicile. The CEDING COMPANY shall promptly notify the REINSURER of any change in its state of domicile.

G. Upon election, recapture shall occur ratably over a thirty-six (36) month period (i.e., every month the initial quota share percentage reduces 2.78% times the initial quota share percentage). It is irrevocable once elected.

H. The CEDING COMPANY and the REINSURER agree to exchange carryforward calculations each year-end to ensure ongoing agreement on the position of the carryforward.

                                   ARTICLE X.

                              INSPECTION OF RECORDS

A. The REINSURER, or its duly appointed representatives, shall have the right at all reasonable times and for any reasonable purpose to inspect at the office of the CEDING COMPANY all records referring to reinsurance ceded to the REINSURER.

B. Relating to the business reinsured hereunder, the CEDING COMPANY or its duly appointed representatives shall have the right at all reasonable times and for any reasonable purpose, to inspect at the office of the REINSURER all records referring to reinsurance ceded from the CEDING COMPANY.

                                  ARTICLE XI.

                                   INSOLVENCY

A.   A party to this Agreement will be deemed insolvent when it:

          a. Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor ("Authorized Representative") of its properties or assets; or

          b.   Is adjudicated as bankrupt or insolvent; or

          c. Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, or similar law or statute; or

          d. Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

B. In the event of the insolvency of the CEDING COMPANY, all reinsurance will be payable on the basis of the liability of the CEDING COMPANY on the policies reinsured directly to the CEDING COMPANY or its Authorized Representative without diminution because of the insolvency of the CEDING COMPANY.

C. In the event of insolvency of the CEDING COMPANY, the Authorized Representative will, within a reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any policies reinsured. While a claim is pending, the REINSURER may investigate such claim and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its Authorized Representative. The expenses incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expenses will be apportioned in accordance with the terms of the Reinsurance Agreement as though such expense had been incurred by the CEDING COMPANY.

D. Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid. However, in the event of liquidation, the REINSURER may offset against undisputed amounts which are due and payable to the CEDING COMPANY, only those undisputed amounts due the REINSURER which are not more than one hundred and eighty (180) days past due at the date of the court order of liquidation.

E. In the event of insolvency of the REINSURER, the provisions of Article IX notwithstanding, the CEDING COMPANY may recapture immediately all ceded benefits upon written notice to the REINSURER, its liquidator, receiver or statutory successor. The CEDING COMPANY shall also have a claim on the REINSURER for any reinsurance credit amounts including reserves, unearned premiums and other amounts due the CEDING COMPANY on such reinsurance, at the date of recapture.

                                  ARTICLE XII.

                                   NEGOTIATION

A. Within ten (10) days after one of the parties has given the other the first written notification of a specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location within thirty (30) days of the last appointment and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

B. If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the parties will agree to submit the dispute to formal arbitration, as set forth in Article XIII. However, the parties may agree in writing to extend the negotiation period for an additional thirty (30) days.

                                 ARTICLE XIII.

                                   ARBITRATION

A. It is the intention of the CEDING COMPANY and the REINSURER that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If after the negotiation required by Article XII, the REINSURER or the CEDING COMPANY cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement and, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. The decision of the arbitrators shall be made within nine (9) months of the filing of the notice of intention to arbitrate, and the arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties or by the arbitrators if necessary. Once a decision is reached, there will be no appeal of their written decision, and any court having jurisdiction of the subject matter and the parties, may reduce that decision to judgement. Should the arbitrators be unable to reach a decision within nine (9) months of the filing of the notice of intention to arbitrate and should the parties further be unable to agree upon an extension of the time limit, then either party to this Agreement may commence litigation proceedings.

B. To initiate arbitration, either the REINSURER or the CEDING COMPANY will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

C. There will be three arbitrators who will be current or former officers of life insurance or reinsurance companies other than the contracting companies or affiliates thereof. Each of the contracting companies will appoint one of the arbitrators within thirty (30) days from the date notification is received and these two arbitrators will select the third arbitrator within thirty (30) days from the date of appointment of the last arbitrator. If either party refuses or neglects to appoint an arbitrator within thirty (30) days of the date notification is received, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of the appointment of the last arbitrator, then the appointment of said arbitrator shall be left to the President of the American Arbitration Association. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by majority vote.

D. It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article.

E. The arbitration hearing will be held on the date fixed by the arbitrators in New York City. In no event will this date be later than three (3) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments they will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any

                            ARTICLE XIII, ARBITRATION

                                   (Continued)

     objections raised concerning it. Each party may examine any witnesses who testify at the arbitration hearing.

F. The cost of arbitration will be divided between the parties, unless the arbitrators decide otherwise.

                                  ARTICLE XIV.

                          RIGHT TO OFFSET BALANCES DUE

The CEDING COMPANY and the REINSURER shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assignees, against balances due to the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the CEDING COMPANY and the REINSURER. This right of offset shall not be affected or diminished because of the insolvency of either party to this Agreement.

                                  ARTICLE XV.

                          CONTRACT AND PROGRAM CHANGES

A. The CEDING COMPANY may amend, substitute, add or delete variable investment funds to the investment options supporting the annuity contract as described in the contract general provisions. No such change shall be made by the CEDING COMPANY without PRIOR notification to the REINSURER and without changes being declared effective by the Securities and Exchange Commission (SEC), if necessary. The REINSURER will approve or disapprove of the fund change within fifteen (15) working days of the date on which they receive notification.

     The CEDING COMPANY agrees to maintain at all times a satisfactory selection of core investment options with overall risk profile characteristics similar to those listed in Schedule B at inception of the Agreement. As long as this is the case, the REINSURER will approve such fund changes within fifteen (15) working days of receiving such notification.

     Should any such change result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that product line only, any of the terms of this Agreement in order to restore, to the extent possible, the risk profile of the business reinsured hereunder to its original position when priced by the REINSURER. The REINSURER shall within fifteen (15) working days of the date on which notification was received, provide the CEDING COMPANY with notice of its intent to revise the terms of this Agreement. The CEDING COMPANY shall have the right to approve or disapprove of the changes proposed by the REINSURER. If both parties are not able to reach a mutually satisfactory agreement on revised terms, then notwithstanding Article IX, the CEDING COMPANY shall have the right of immediate termination of this Agreement for new and inforce business affected by the change. The CEDING COMPANY shall provide the REINSURER with written notification of its intent to terminate. The date of termination shall be the date that the revised terms would have become effective.

B. The CEDING COMPANY shall also give the REINSURER ADVANCE notice of any other changes to any contract forms reinsured hereunder, such as the annuity product design and/or death benefit design, the fees and charges, or the addition of any riders. The REINSURER shall, within fifteen (15) working days of the date on which notification was received, provide the CEDING COMPANY with notice of its approval of such change or its intent to revise the terms of this Agreement.

     Should any such change affect new business to be reinsured under this Agreement and result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that new business only, any of the terms of this Agreement in order to restore, to the extent possible, the risk profile of the business reinsured hereunder to its original position when priced by the REINSURER. The REINSURER shall, within fifteen
     (15) working days of the date on which notification was received, provide the CEDING COMPANY with notice of its intent to revise the terms of this Agreement. The CEDING COMPANY shall have the right to approve or disapprove of the changes proposed by the REINSURER. If both parties are not able to reach a mutually satisfactory agreement on revised terms, then the CEDING COMPANY shall have the right of immediate termination of this Agreement for new business only. The CEDING COMPANY shall

                    ARTICLE XV, CONTRACT AND PROGRAM CHANGES

                                   (Continued)

     provide the REINSURER with written notification of its intent to terminate. The date of termination shall be the date that the revised terms would have become effective.

     Should any such change affect inforce contracts reinsured under this Agreement and result in a material change in the underlying risk, the REINSURER shall have the right to modify, for that product line only, any of the terms of this Agreement in order to restore, to the extent possible, the risk profile of the business reinsured hereunder to its original position when priced by the REINSURER. The REINSURER shall, within fifteen
     (15) working days of the date on which notification was received, provide the CEDING COMPANY with notice of its intent to revise the terms of this Agreement. The CEDING COMPANY shall have the right to approve or disapprove of the changes proposed by the REINSURER. If both parties are not able to reach a mutually satisfactory agreement on revised terms, then notwithstanding Article IX, the CEDING COMPANY shall have the right of immediate termination of this Agreement for inforce business affected by said change only. The CEDING COMPANY shall provide the REINSURER with written notification of its intent to terminate. The date of termination shall be the date that the revised terms would have become effective.

C. The above paragraphs notwithstanding, neither party, acting unreasonably, will withhold agreement to revised terms for the sole purpose of terminating this Agreement.

D. The CEDING COMPANY agrees to provide the REINSURER with all contractholder communications produced by the CEDING COMPANY as though the REINSURER were a contractholder in the CEDING COMPANY's state of domicile.

                                  ARTICLE XVI.

                                 CONFIDENTIALITY

A. This Agreement incorporates the confidentiality agreement previously agreed to between the parties on December 1, 1998 (the "Confidentiality Agreement"), a copy of which is attached hereto as Exhibit IV. All matters with respect to this Agreement require the utmost good faith of both parties. Both the CEDING COMPANY and the REINSURER shall, in accordance with the terms of the Confidentiality Agreement, hold confidential and not disclose or make competitive use of any shared Confidential Information of the other party (as such term is defined in the Confidentiality Agreement), unless otherwise agreed to in writing, or unless the information otherwise becomes publicly available by means other than by either party or their agents, or unless the disclose is required for retrocession purposes, has been mandated by law, or is duly required by external auditors.

B. The REINSURER will treat all personal policyholder information received from the CEDING COMPANY as confidential information and will use good faith efforts to keep such information private and secure, in accordance with the CEDING COMPANY's commitment to its policyholders and in accordance with federal and state privacy laws. The CEDING COMPANY recognizes that the REINSURER may need to share certain information with auditors, regulators and retrocessionaires in the normal course of conducting business.

                                 ARTICLE XVII.

                                OTHER PROVISIONS

A. Notifications. Any notice or communication given pursuant to this Reinsurance Agreement must be in writing and either 1) delivered personally, 2) sent by facsimile or other similar transmission to a number specified in writing by the recipient, 3) delivered by overnight express, or 4) sent by Registered or Certified Mail, Postage Prepaid, Return Receipt Requested, as follows:

     If to CEDING COMPANY:      The Manufacturers Life Insurance Company of
                                North America
                                500 Boylston Street, Suite 400
                                Boston, MA 02116-3739
                                Attn:    Chief Financial Officer

     If to REINSURER:           AXA Corporate Solutions Life Reinsurance Company
                                17 State Street, 32nd Floor
                                New York, New York 10004
                                Attn:  Life Reinsurance Treaty Officer

     All notices and other communications required or permitted under this Reinsurance Agreement that are addressed as provided in this Section will
     1) if delivered personally or by overnight express, be deemed given upon delivery; 2) if delivered by facsimile transmission or other similar transmission, be deemed given when electronically confirmed, and 3) if sent by Registered or Certified mail, be deemed given when marked Postage Prepaid by the sender's terminal. Any party from time-to-time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

B. Assignment. This Agreement shall be binding to the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other. Such consent shall not be unreasonably withheld. It is understood that the CEDING COMPANY, as of the writing of this Agreement, is contemplating an internal consolidation of its business that could result in the assignment of this Agreement to another entity within the CEDING COMPANY's corporate family. Said assignment shall be considered approved by the REINSURER.

C. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement. If said provision is deemed material to other provisions contained within the Agreement, both parties will negotiate in good faith to restore the Agreement to a similar position prior to said provision being determined to be invalid or unenforceable.

D.   Currency. All financial transactions under this Agreement shall be made in
     U. S. dollars.

                                 ARTICLE XVIII.

                                ENTIRE AGREEMENT

This Agreement shall constitute the entire Agreement between the parties with respect to business reinsured hereunder. There is no understanding between the parties other than as expressed in this Agreement and any change or modification to this Agreement shall be null and void unless made by Amendment or Addendum to the Agreement and signed by both parties.

                                  ARTICLE XIX.

                                     DAC TAX

               TREASURY REGULATION SECTION 1.848-2(G)98) ELECTION

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for the year this Agreement becomes effective and all subsequent taxable years for which this Agreement remains in effect.

A. The term "party" will refer to either the CEDING COMPANY or the REINSURER as appropriate.

B. The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

C. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deduction limitation of IRC Section 848(c)(1).

D. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information, which may be otherwise required by the IRS.

E. The CEDING COMPANY will submit to the REINSURER by April 1st of each year, a schedule of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

F. The REINSURER may contest such calculation by providing an alternate calculation to the CEDING COMPANY in writing within thirty (30) days of the REINSURER's receipt of the CEDING COMPANY's calculation. If the REINSURER does not notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER's tax return for the previous calendar year.

G. If the REINSURER contests the CEDING COMPANY's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternate calculation. If the REINSURER and CEDING COMPANY reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

                                  ARTICLE XX.

                              DURATION OF AGREEMENT

A. This Agreement shall be open for new business for a minimum of two (2) years as measured from the EFFECTIVE DATE, subject to a limit of four billion dollars ($4,000,000,000) of total new considerations to the CEDING COMPANY on the product(s) reinsured hereunder, divided by the REINSURER's Quota Share Percentage. Anytime on or after the second anniversary of this Agreement, or anytime on or after attainment of the limit on total new considerations described in this Paragraph, and upon ninety (90) days written notice, either the CEDING COMPANY or the REINSURER may cancel this Agreement for new business unilaterally or amend the terms of reinsurance for new business by mutual agreement.

B. This Agreement shall be unlimited as to its duration but may be reduced or terminated for new business as provided in this Article, above.

                                  ARTICLE XXI.

                             EXECUTION OF AGREEMENT

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than both, but together signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the EFFECTIVE DATE.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA

By:                                         Date:
   ----------------------------------------      ------------------------
   David Libbey, Vice President & CFO



Attest:
       ---------------------------------------------
       Marc Costantini, Vice President


AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY

By:                                         Date:
   ----------------------------------------      ------------------------
   Michael W. Pado, President



By:
   ---------------------------------------------
   Dina Greenbaum, Assistant Vice President



Attest:
       ---------------------------------------------
       Julia Cornely, Assistant Vice President

                                   SCHEDULE A

                              PLANS OF REINSURANCE

A.   REINSURER's Quota Share Percentage:

          100%

B.   Issue Dates:

          New Policies issued on or after July 1, 2001

          Contractholders may, at their sole discretion, elect, revoke or make changes to their contract within sixty (60) days (hereinafter known as the 60-day window) of the contract issue date. The election or termination of any optional rider within the 60-day window will be retroactive to date of issue, and will be covered under this Agreement. All reinsurance premiums and claims will be trued up accordingly. The CEDING COMPANY will identify the policies covered under the 60-day window by submitting policyholder information on a separate data form. The CEDING COMPANY does not plan to market or develop a program highlighting this 60-day window. (Note: A maximum of 15% of contracts reported in any month will be covered under the 60-day window for contracts that have passed their statutory free-look period. There will be no limit for contracts that are still within their statutory free-look period.

C.   GMDB (Contractual Death Benefit) Reinsured:

          Venture Basic Benefit for issue ages 0-80

          Annual Ratchet to attained age 81; frozen thereafter and reduced for withdrawals on a dollar-for-dollar basis.

          Venture Basic Benefit for issue ages 81-85

          Return of Net Considerations; reduced for withdrawals on a dollar-for-dollar basis.

          Vision Basic Benefit for issue ages 0-80

          Rollup to attained age 81 subject to 200% of net considerations; return of net considerations thereafter and reduced for withdrawals on a dollar-for-dollar basis.

          Venture III Basic Benefit for issue ages 0-85

          Return of Net Considerations; reduced proportionately for withdrawals.

          Venture III Optional Enhanced Benefit for issue ages 0-80

          Annual Ratchet to attained age 81; frozen thereafter and reduced proportionately for withdrawals.

                                                                   Continued....

                        SCHEDULE A, PLANS OF REINSURANCE

                                   (Continued)

D.   EEB (Contractual Death Benefit) Reinsured:

          Venture and Venture III GEM rider for issue ages 0-69

          40% of the contract earnings, where contract earnings are subject to a maximum of 100% of net purchase payments.

          Venture and Venture III GEM rider for issue ages 70-85

          25% of the contract earnings, where contract earnings are subject to a maximum of 100% of net purchase payments.

          Note:

          - Partial withdrawals will reduce the GEM death benefit on a proportional basis.

          - Excluding the initial deposit, additional deposits made in the six (6) months prior to death will not be included in determining the cap on the total purchase payment not withdrawn.

E.   Spousal Continuances

          A Spousal Continuation occurs if the deceased owner's spouse is the beneficiary. The surviving spouse continues the contract (including any optional benefits if these benefits had been elected by the deceased owner) as the new owner (referred to as a spousal continuation). In such a case, the distribution rules applicable when a contract owner dies will apply when the spouse, as the owner, dies. In addition, a death benefit will be paid upon the death of the spouse. For purposes of calculating the Death Benefit payable upon the death of the surviving spouse, the death benefit paid upon the first owner's death will be treated as a payment to the contract. In addition, all payments made and all amounts deducted in connection with partial withdrawals prior to the date of the first owner's death will not be considered in determination of the Death Benefit. In determination of the Death Benefit, the Anniversary Values for all prior Contract Anniversaries will be set to zero as of the date of the first owner's death.

          Provided that the CEDING COMPANY can individually identify Spousal Continuances, as shown in Schedule C, the REINSURER will cover Spousal Continuances under this Agreement and will treat them as new issues to the extent that, at time of continuance:

          a. this Agreement is open for new business as defined in Article XX, Paragraph A, and

          b. the attained age of the surviving spouse satisfies the issue age restrictions and benefit limitations under the Related Contracts covered by this Agreement.

                                                                   Continued....

                        SCHEDULE A, PLANS OF REINSURANCE

                                   (Continued)


F.   Related Contracts:

          Venture, Vision and Venture III Variable Annuity policy forms and associated rider forms specified below

          Policy Forms

          VENTURE.001; VENTURE.001.94; VENTURE.001.98

          VENTURE.003; VENTURE.003.98

          VENTURE.004

          VENTURE.005; VENTURE.005.98

          VISION.001; VISION.001.94; VISION.001.98; VISION.002; VISION.002.98

          VENTURE.100 (Consisting of: VENTURE.100.S01V00, VENTURE.100P01V00,
                    VENTURE.100P02V00, VENTURE.100P03V00, VENTURE.100P04V00,
                    VENTURE.100P05V00, VENTURE.100P06V00, VENTURE.100P07V00,
                    VENTURE.100P08V001, VENTURE.100P09V00, VENTURE.100P10V00,
                    VENTURE.100P11V001, VENTURE.100P12V00, VENTURE.100.T01V00

          GEM Rider Form

          BR009.00; BR009.00G

          Annual Step Rider Form

          BR002.99; BR010.00; BR010.00G

                                   SCHEDULE B

                                INVESTMENT FUNDS

                                 VARIABLE FUNDS

AIM                                      Jennison                                   Brinson
---                                      --------                                   -------
All Cap Growth Trust                     Capital Appreciation Trust                 Tactical Allocation Trust
Aggressive Growth Trust
                                         Lord Abbett                                Munder
                                         -----------                                ------
CGTC                                     Mid Cap Value Trust                        Internet Technologies
----
Diversified Bond Trust
Income & Value Trust                     Manufacturers Advisor Corporation          PIMCO
US Large Cap Value Trust                 ---------------------------------          -----
Small Company Blend Trust                Pacific Rim Emerging Markets Trust         Global Bond Trust
                                         Money Market Trust                         Total Return Trust
                                         Quantitative Equity Trust
Cohen & Steers                           Balanced Trust                             Putnam
--------------                           Quantitative Mid Cap Trust                 ------
Real Estate Securities                   Lifestyle Conservative 280 Trust           Global Equity
                                         Lifestyle Moderate 460 Trust               Mid Cap Opportunities
Davis Selected                           Lifestyle Balanced 640 Trust
--------------                           Lifestyle Growth 820 Trust                 Rowe Price -- Flem.
Financial Services                       Lifestyle Aggressive 1000 Trust            -------------------
Fundamental Value                        International Index Trust                  International Stock Trust
                                         Total Stock Market Index Trust
                                         500 Index Trust                            Salomon
                                         Mid Cap Index Trust                        -------
Dreyfus                                  Small Cap Index Trust                      US Government Securities Trust
-------                                                                             Strategic Bond Trust
All Cap Value Trust

Fidelity                                                                            SsgA
--------                                                                            ----
Large Cap Growth Trust                                                              Growth Trust
Overseas Trust                           Merrill Lynch
Strategic Opportunities Trust            -------------
                                         ML Basic Value Focus Trust                 SsgA
                                         ML Special Value Focus Trust               ----
                                         ML Developing Capital Markets Trust        Growth Trust

Founders
--------                                                                            T. Rowe Price
International Small Cap Trust                                                       -------------
                                         MFS                                        Equity Income Trust
                                         ---                                        Blue Chip Growth Trust
Franklin                                 Strategic Growth Trust                     Science & Technology Trust
--------                                 Capital Opportunities Trust                Small Company Value Trust
Emerging Small Company Trust             Utilities Trust                            Health Sciences Trust

Investco                                                                            Templeton
                                                                                    ---------
--------                                 Miller Ander. Sher.                        International Value Trust
Telecommunications Trust                 -------------------
Mid Cap Growth Trust                     Value Trust
                                         High Yield Trust                           Wellington
                                                                                    ----------
                                                                                    Growth & Income Trust
Janus                                                                               Investment Quality Bond Trust
-----                                                                               Mid Cap Stock Trust
Dynamic Growth Trust




                                         FIXED FUNDS
                                         -----------
                                         One Year
                                         DCA Twelve Month
                                         DCA Six Month

                                   SCHEDULE C

                     REQUIRED DATA AND SUGGESTED DATA LAYOUT

                                  (Page 1 of 3)

FIELD DESCRIPTION                                  COMMENTS
Annuitant's ID:                                    Last Name
                                                   First Name
                                                   Middle Name
Sex                                                M  or  F
Date of Birth                                      YYYYMMDD
Social Security No. / Social Insurance No.

Joint Annuitant's ID:                              Last Name  If Applicable
                                                   First Name
                                                   Middle Name

Sex                                                M  or  F
Date of Birth                                      YYYYMMDD
Social Security No. / Social Insurance No.

Owner's ID:                                        Last Name
                                                   First Name
                                                   Middle Name

Sex                                                M  or  F
Date of Birth                                      YYYYMMDD
Social Security No. / Social Insurance No.

Joint Owner's ID:                                  Last Name  If Applicable
                                                   First Name
                                                   Middle Name
Sex                                                M  or  F
Date of Birth                                      YYYYMMDD
Social Security No. / Social Insurance No.

Policy Number
Policy Issue Date                                  YYYYMMDD
Policy Issue Status                                NI = True New Issue, SC = Spousal Continuance,
                                                   EX = 1035 Exchange

Tax Status                                         Qualified (Q), or Non-qualified (N)

                                   SCHEDULE C

                     REQUIRED DATA AND SUGGESTED DATA LAYOUT

                                  (Page 2 of 3)

FIELD DESCRIPTION                                    COMMENTS
GMDB/EEB SECTION (If applicable)

Mortality Risk Definition Indicator                  AV = VNAR; CV = VNAR + SCNAR
Death Claim Trigger                                  A = Annuitant, O = Owner, 1 = 1st to die, 2 = 2nd to die
                                                     (e.g., A2 = payable upon death of second of joint annuitants)

Current Ratchet Value                                If Applicable
Current Reset Value                                  If Applicable
Current Rollup Value                                 If Applicable
Current Return of Premium Value                      If Applicable

Minimum Guaranteed Death Benefit

Contract Death Benefit                               Greater of Account Value and Minimum Guaranteed Death Benefit
Effective Date of the Rider
Account Value as of the Effective Date of the Rider
Mortality Risk            VNAR                       Max [Contractual Death Benefit - Account Value), 0]
                         SCNAR                       Surrender Charge, if applicable
                        EEMNAR                       T%(AV less Net Purchase Payments), if applicable
Earnings                                             AV less Net Purchase Payments
Earnings Cap                                         If Applicable
Tax Percentage                                       If Applicable

GMIB SECTION (If applicable)

GMIB Indicator                                       Y = benefit elected, N = benefit not elected, NA = not applicable
Income Benefit Elected                               01 = option 1, 02 = option 2, etc.

Expiration of Waiting Period                         YYYYMMDD
GMIB Annuitization Date                              YYYYMMDD - actual date
Most Recent GMIB Step-up / Reset Date                YYYYMMDD, if applicable
Cancellation Date                                    YYYYMMDD, if applicable
Pricing Cohort Indicator
IBB Amount
GMIB IBNAR Amount                                    Calculated using an individual life annuity form with 10
                                                     years certain
Treasury Rate                                        Used in IBNAR calculation

GMAB SECTION (If applicable)

GMAB Indicator                                       Y = benefit elected, N = benefit not elected, NA = not applicable
Accumulation Benefit Elected                         01 = option 1, 02 = option 2, etc.

Maturity Date                                        YYYYMMDD
Most Recent GMAB Step-up / Rollover Date             YYYYMMDD, if applicable
Cancellation Date                                    YYYYMMDD, if applicable
Pricing Cohort Indicator
GMAB Guaranteed Value                                Current Value
GMAB NAR                                             Max [ (GMAB Guaranteed Value - Account Value) , 0]

Account Value                                        Current total value
Surrender Charge                                     If reinsured
Cumulative Deposits                                  Total premiums
Cumulative Withdrawals                               Total withdrawals

Net Purchase Payments                                Total premiums less total withdrawals (proportional
                                                     adjustment)
Deposits made in quarter of death                    dollar value
Quota Share reinsured                                percentage

                                   SCHEDULE C

                     REQUIRED DATA AND SUGGESTED DATA LAYOUT

                                  (Page 3 of 3)

FIELD DESCRIPTION                           COMMENTS
Funding Vehicle Values:
-----------------------
        "MorningStar" designations (US)
Aggressive Growth
Balanced
Corporate Bond
Government Bond
Growth
Growth and Income
High Yield Bond
International Bond
International Stock
Money Market
Specialty Fund


Fixed Account
Dollar Cost Averaging

Note: total of funding vehicles should
equal account value.

Termination  Information:
-------------------------
Termination Date                           YYYYMMDD, If applicable
Reason for Termination                     Death (D), Annuitization (A), 1035 Exchange (X), GMIB Election (I),
                                           Other (O).
Cause of Death                             If applicable.  Use your Cause of Death code, and provide translation

Summary Information:                       For reconciliation purposes (may be paper summary)
--------------------
Total number of records                    Monthly aggregate information by GMIB Design, GMAB Design, and
                                           Pricing Cohort (if applicable)
Total of each dollar field                 Monthly aggregate information by GMIB Design, GMAB Design, and
                                           Pricing Cohort (if applicable)

Note:  All values to nearest dollar

                                   EXHIBIT I

                   1994 VARIABLE ANNUITY MGDB MORTALITY TABLE

                   (applied age last birthday at attained age)

          Attained Age       Male Qx        Female Qx               Attained Age      Male Qx       Female Qx
               1             0.000587       0.000519                    60            0.010029      0.005636
               2             0.000433       0.000358                    61            0.011312      0.006460
               3             0.000350       0.000268                    62            0.012781      0.007396
               4             0.000293       0.000218                    63            0.014431      0.008453
               5             0.000274       0.000201                    64            0.016241      0.009611
               6             0.000263       0.000188                    65            0.018191      0.010837
               7             0.000248       0.000172                    66            0.020259      0.012094
               8             0.000234       0.000158                    67            0.022398      0.013318
               9             0.000231       0.000154                    68            0.024581      0.014469
               10            0.000239       0.000159                    69            0.026869      0.015631
               11            0.000256       0.000169                    70            0.029363      0.016957
               12            0.000284       0.000185                    71            0.032169      0.018597
               13            0.000327       0.000209                    72            0.035268      0.020599
               14            0.000380       0.000239                    73            0.038558      0.022888
               15            0.000435       0.000271                    74            0.042106      0.025453
               16            0.000486       0.000298                    75            0.046121      0.028372
               17            0.000526       0.000315                    76            0.050813      0.031725
               18            0.000558       0.000326                    77            0.056327      0.035505
               19            0.000586       0.000333                    78            0.062629      0.039635
               20            0.000613       0.000337                    79            0.069595      0.044161
               21            0.000642       0.000340                    80            0.077114      0.049227
               22            0.000677       0.000343                    81            0.085075      0.054980
               23            0.000717       0.000344                    82            0.093273      0.061410
               24            0.000760       0.000344                    83            0.101578      0.068384
               25            0.000803       0.000346                    84            0.110252      0.075973
               26            0.000842       0.000352                    85            0.119764      0.084432
               27            0.000876       0.000364                    86            0.130583      0.094012
               28            0.000907       0.000382                    87            0.143012      0.104874
               29            0.000935       0.000403                    88            0.156969      0.116968
               30            0.000959       0.000428                    89            0.172199      0.130161
               31            0.000981       0.000455                    90            0.188517      0.144357
               32            0.000997       0.000484                    91            0.205742      0.159461
               33            0.001003       0.000514                    92            0.223978      0.175424
               34            0.001005       0.000547                    93            0.243533      0.192270
               35            0.001013       0.000585                    94            0.264171      0.210032
               36            0.001037       0.000628                    95            0.285199      0.228712
               37            0.001082       0.000679                    96            0.305931      0.248306
               38            0.001146       0.000739                    97            0.325849      0.268892
               39            0.001225       0.000805                    98            0.344977      0.290564
               40            0.001317       0.000874                    99            0.363757      0.313211
               41            0.001424       0.000943                    100           0.382606      0.336569
               42            0.001540       0.001007                    101           0.401942      0.360379
               43            0.001662       0.001064                    102           0.422569      0.385051
               44            0.001796       0.001121                    103           0.445282      0.411515
               45            0.001952       0.001186                    104           0.469115      0.439065
               46            0.002141       0.001269                    105           0.491923      0.465584
               47            0.002366       0.001371                    106           0.511560      0.488958
               48            0.002618       0.001488                    107           0.526441      0.507867
               49            0.002900       0.001619                    108           0.536732      0.522924
               50            0.003223       0.001772                    109           0.543602      0.534964
               51            0.003598       0.001952                    110           0.547664      0.543622
               52            0.004019       0.002153                    111           0.549540      0.548526
               53            0.004472       0.002360                    112           0.550000      0.550000
               54            0.004969       0.002589                    113           0.550000      0.550000
               55            0.005543       0.002871                    114           0.550000      0.550000
               56            0.006226       0.003241                    115           1.000000      1.000000
               57            0.007025       0.003713
               58            0.007916       0.004270
               59            0.008907       0.004909

                                   EXHIBIT II

                              REINSURANCE PREMIUMS

FOR CONTRACTS WITH CUMULATIVE DEPOSITS < $4 MILLION:

                                                      ISSUE           REINSURANCE         PREMIUMS         GUARANTEED
                  VENTURE GMDB                         AGES             MINIMUM           MAXIMUM*          MAXIMUM
Annual Ratchet                                         0-49               5.75              8.75             22.00
                                                      50-59              11.00             19.25             48.25
                                                      60-69              20.00             40.00            100.00
                                                      70-79              33.00             74.25            185.75
Return of Premium                                     80-85              35.00             87.50            218.75



                                                      ISSUE           REINSURANCE         PREMIUMS         GUARANTEED
                  VISION GMDB                          AGES             MINIMUM           MAXIMUM*          MAXIMUM

5% Rollup                                              0-49               6.50              9.75             24.50
                                                      50-59              13.50             23.75             59.50
                                                      60-69              25.50             44.75            112.00
                                                      70-79              45.00             90.00            225.00



                                                      ISSUE           REINSURANCE         PREMIUMS         GUARANTEED
               VENTURE III GMDB                        AGES             MINIMUM           MAXIMUM*          MAXIMUM

Return of Premium                                      0-49               2.75              4.25             10.75
                                                      50-59               5.75             10.25             25.75
                                                      60-69              13.00             22.75             57.00
                                                      70-79              27.00             54.00            135.00
                                                      80-85              35.00             78.75            197.00

Annual Ratchet                                         0-49               5.75              8.75             22.00
                                                      50-59              11.00             19.25             48.25
                                                      60-69              20.00             40.00            100.00
                                                      70-79              32.00             72.00            180.00

*The current maximum premium rate shall be in effect for a minimum of twenty
(20) years from the EFFECTIVE DATE of this Reinsurance Agreement. Thereafter, it may be increased based on expected experience but not beyond the stated guaranteed maximum rates shown.

                        EXHIBIT II, REINSURANCE PREMIUMS

                                   (CONTINUED)

FOR CONTRACTS WITH CUMULATIVE DEPOSITS >OR = $4 MILLION:

                                                      ISSUE           REINSURANCE         PREMIUMS         GUARANTEED
                  VENTURE GMDB                         AGES             MINIMUM           MAXIMUM*          MAXIMUM
Annual Ratchet                                         0-49               5.75             11.50             22.00
                                                      50-59              11.00             24.75             48.25
                                                      60-69              20.00             50.00            100.00
                                                      70-79              33.00             90.75            185.75
Return of Premium                                     80-85              35.00            105.00            218.75


                                                      ISSUE           REINSURANCE         PREMIUMS         GUARANTEED
                  VISION GMDB                          AGES             MINIMUM           MAXIMUM*          MAXIMUM

5% Rollup                                              0-49               6.50             13.00             24.50
                                                      50-59              13.50             30.50             59.50
                                                      60-69              25.50             57.50            112.00
                                                      70-79              45.00            112.50            225.00

                                                      ISSUE           REINSURANCE         PREMIUMS         GUARANTEED
                VENTURE III GMDB                       AGES             MINIMUM           MAXIMUM*          MAXIMUM

Return of Premium                                      0-49               2.75              5.50             10.75
                                                      50-59               5.75             13.00             25.75
                                                      60-69              13.00             29.25             57.00
                                                      70-79              27.00             67.50            135.00
                                                      80-85              35.00             96.25            197.00

Annual Ratchet                                         0-49               5.75             11.50             22.00
                                                      50-59              11.00             24.75             48.25
                                                      60-69              20.00             50.00            100.00
                                                      70-79              32.00             88.00            180.00

*The current maximum premium rate shall be in effect for a minimum of twenty
(20) years from the EFFECTIVE DATE of this Reinsurance Agreement. Thereafter, it may be increased based on expected experience but not beyond the stated guaranteed maximum rates shown.

                        EXHIBIT II, REINSURANCE PREMIUMS

                                   (CONTINUED)

EEB PREMIUMS REGARDLESS OF CONTRACT SIZE:

                                                                        REINSURANCE          GUARANTEED
               VENTURE GEM (EEB)                      ISSUE AGES          PREMIUMS*            MAXIMUM
                                                        0-49                 3.75                9.50
                                                        50-59                8.75               22.00
                                                        60-69               16.50               41.25
                                                        70-79               18.00               45.00
                                                        80-85               40.00              100.00

                                                                        REINSURANCE           GUARANTEED
             VENTURE III GEM (EEB)                    ISSUE AGES          PREMIUMS*            MAXIMUM

                                                         0-49                3.25                8.25
With ROP Death Benefit                                  50-59                7.75               19.50
                                                        60-69               15.50               38.75
                                                        70-80               16.75               42.00

With Annual Ratchet Death Benefit                       0-49                 3.75                9.50
                                                        50-59                8.75               22.00
                                                        60-69               16.50               41.25
                                                        70-79               18.00               45.00
                                                        80-85               40.00              100.00


*The current premium rate shall be in effect for a minimum of twenty (20) years from the EFFECTIVE DATE of this Reinsurance Agreement. Thereafter, it may be increased based on expected experience but not beyond the stated guaranteed maximum rates shown.

                                  EXHIBIT III

                             BENEFIT LIMITATION RULE

TRAPEZOIDAL RULE

Average Aggregate Account Value inforce in calendar year Z equals:

    AV (Jan )
           B       +
-------------------
        24

AV (Feb ) + AV (Mar ) + AV (Apr ) + AV (May )
       B           B           B           B      +
--------------------------------------------------
                       12

AV (Jun ) + AV (Jul ) + AV (Aug ) + AV (Sep )
       B           B           B           B     +
-------------------------------------------------
                       12

AV (Oct ) + AV (Nov ) + AV (Dec )
       B           B           B       +
------------------------------------
               12

AV (Dec )
       E
----------
   24

where AV(Month B) is equal to the beginning of month aggregate account value of the Related Contracts listed in Schedule A and AV(Month E) is equal to the end of month aggregate account value of the Related Contracts listed in Schedule A.

For partial calendar years AV(Month B) for months prior to the EFFECTIVE DATE of this Reinsurance Agreement or for months subsequent to the termination of all business hereunder, should be set equal to zero.

                                   EXHIBIT IV

                  CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

                                   EXHIBIT V

                               WIRING INSTRUCTIONS

AXA CORPORATE SOLUTIONS LIFE REINSURANCE COMPANY'S TECHNICAL ACCOUNT

Account held at:           Chase Manhattan Bank, N.A.
                           New York, NY  10019

Account Number:            ABA#        021000021
                           Account #   323-095569
                           Premium & Loss Account

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA'S ACCOUNT

Account held at:           State Street Bank and Trust Co.
                           Boston, MA

Account Number:            ABA#        011000028
                           Account #   50814086
                           MNA Transfer Account